Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 5, 2008 (October 15, 2008 as to Note 19), relating to the consolidated financial statements of Columbia Banking System, Inc. and subsidiaries (the “Company”) appearing in the Current Report on Form 8-K of the Company dated October 15, 2008, and our report dated March 5, 2008, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

December 19, 2008